Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-209896 on Form F-4 of our reports dated February 23, 2016, relating to the consolidated financial statements of Progressive Waste Solutions Ltd. (“Progressive”), and the effectiveness of Progressive’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of Progressive for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants Licensed Public Accountants
Toronto, Canada
April 20, 2016